EXHIBIT 1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made as of April 20, 2005, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware (the “Investor”), and Mr. Hideki Anan, Mr. Kyo Nagae, and Mr. Hiroki Isobe (each a “Seller”, and collectively referred to as the “Sellers”), relating to the exchange of the Investor’s common stock (“Investor Stock”) for shares (the “Company Shares”) of Global Hotline Co., Ltd., a corporation organized and existing under the laws of Japan (the “Company”), held by the Sellers (the “Seller Shares”).

P r e l i m i n a r y S t a t e m e n t s

A.         The Investor desires to exchange cash and the Investor Stock with the Sellers for their Seller Shares; and

B.         The Sellers desire to exchange their Seller Shares with the Investor for the cash and Investor Stock.

NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

A g r e e m e n t

1.	PURCHASE

1.1.      Exchange of Investor Stock for Sellers Shares. Subject to the terms and conditions set forth herein, the Investor hereby agrees to transfer to the Sellers on the Closing Date of fifteen million shares (15,000,000) of Investor Stock in exchange for six hundred (600) Seller Shares (representing 100% of the outstanding capital stock of the Company). The shares of Investor Stock are to be divided among the Sellers on the basis of their percentage ownership in the Company as set forth on Exhibit A, and the Sellers hereby agree to exchange their Seller Shares with the Investor in consideration for that number of shares of Investor Stock (the “Exchange”). The total consideration paid is $3,097,500 based on the 20 day trailing close average of $.2065 per share.

1.2.      Issuance of Certificates Representing the Investor Stock. Certificates representing the shares of Investor Stock, each duly endorsed in blank will be delivered to the Sellers concurrent with the Investor’s receipt of the Seller Shares.

1.3.      Transfer of Certificates Representing the Seller Shares. Certificates representing the Seller Shares, each duly endorsed in blank or with stock powers effecting such transfer, will be delivered to the Investor concurrent with the Sellers receipt of the Investor Stock.

1.4.      The Closing; Conditions. Subject to satisfaction or waiver of the conditions set forth in Sections 4.1 and 4.2 hereof, the Exchange contemplated by this Article I shall occur by May 31, 2005 or at such other time and on such other date as Investor and Seller may mutually determine (the “Closing Date”). On the Closing Date, the parties shall make all deliveries contemplated by Sections 4.1 and 4.2.

2.	REPRESENTATION AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Investor as follows:

2.1.      Organization, Execution and Delivery; Valid and Binding Agreements. The Sellers are individuals with the capacity to enter into this Agreement. The Sellers have duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of the Investor, this Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which such Sellers are a party will constitute, the valid and binding obligations of such Sellers, enforceable against him, in accordance with their respective terms.

2.2.      Authority; No Breach. The Sellers have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder (including all right, power, capacity and authority to sell, transfer, and convey such Sellers Seller Shares, subject to applicable federal and state securities law restrictions). The execution, delivery and performance by each Seller of this Agreement and the agreements provided for herein, and the consummation by each Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, directly or indirectly contravene, conflict or result in a violation of any provision of such Seller’s organizational or formation documents, if such Seller is an entity.

2.3.      Corporate Matters. The Company (i) is a corporation, duly organized, validly existing, and in good standing under the laws of Japan; (ii) has full power and authority to carry on the businesses in which it is engaged, and (iii) to own and use the properties owned and used by it. Seller is duly qualified as a foreign entity and is in good standing as a foreign entity in all jurisdictions where the properties owned, leased or operated by it and relating to the business are located or where the business is conducted, except where failure to so qualify or be in good standing is not reasonably likely to have a material adverse effect on the business, results of operations, prospects or financial condition of the business.

2.4.      Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 600 shares of common stock, all of which are issued and outstanding. As of the date hereof, there are no outstanding options, warrants, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights or subscriptions or other rights agreements.

2.5.      Compliance With Laws. The Company has complied in all material respects with all federal, state, local or foreign statutes, laws or regulations that affect the business properties or assets of the Company, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the knowledge of the Company, threatened against the Company alleging any violation of any of the foregoing.

2.6.      Ownership of Seller Shares. The Sellers have good and marketable title to such Seller’s Seller Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever. Upon consummation of the purchase contemplated hereby, the Investor will acquire from the Seller good and marketable title to such Seller’s Seller Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever.

2.7.      Investment. The Sellers are acquiring their portion of Investor Stock for his own account and beneficial interest for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Investor Stock, and does not presently have any reason to anticipate a change in such intention.

2.8.      Accredited Investor. Each Seller is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the United States Securities Act of 1933, as amended (“Securities Act”), as presently in effect.

2.9.      Information. Each Seller has received all information he has requested from the Investor that he considers necessary or appropriate for deciding whether to obtain the Investor Stock. Each Seller has had an opportunity to ask questions and receive answers from the Investor regarding the terms of the Investor Stock and to obtain any additional information necessary to verify the accuracy of the information given to it.

2.10.    Experience. Each Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risk of an investment in the Investor Stock and is able to bear the economic risk of such investment.

2.11.    Restricted Securities. Each Seller understands that the Investor Stock are characterized as “restricted securities” under the Securities Act, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Seller represents that he is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Seller understands that the Company is under no obligation to register any of the securities sold hereunder. The Sellers also understand that the certificates evidencing the Investor Stock will bear the legend set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, (II) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (III) UPON THE DELIVERY TO IA GLOBAL, INC. (THE “COMPANY”) OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/ OR COMPLIANCE IS NOT REQUIRED.

3.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
The Investor hereby represents and warrants to the Sellers as follows:

3.1.      Organization, Execution and Delivery; Valid and Binding Agreements. The Investor is an organization that is validly existing and in good standing under the laws of the State of Delaware. The Investor has duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of the Sellers, this Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which the Investor is a party will constitute, the valid and binding obligations of the Investor, enforceable against him, her or it in accordance with their respective terms.

3.2.      Authority; No Breach or Conflicts. The Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including all right, power, capacity and authority to sell, transfer, and convey the Investor Stock, subject to applicable federal and state securities law restrictions). The execution, delivery and performance by the Investor of this Agreement and the agreements provided for herein, and the consummation by the Investor of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, directly or indirectly contravene, conflict or result in a violation of any provision of the Investor’s organizational or formation documents. The Investor Stock, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions as described in the Investor’s certificate of incorporation. The Investor Stock will be free of any liens or encumbrances. The issuance of the Investor Stock is not subject to any preemptive right or right of first refusal.

3.3.      Ownership of Investor Stock. The Investor has good and marketable title to the Investor Stock, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever. Upon consummation of the exchange contemplated hereby, the Sellers will acquire from the Investor good and marketable title to such Seller’s portion of the Investor Stock, free and clear of all covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever.

3.4.      Investment. The Investor is acquiring the Seller Shares for its own account and beneficial interest for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Seller Shares, and does not presently have any reason to anticipate a change in such intention.

3.5.	Investor Reports; Financial Statements.

(a)        Investor has made available to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 2004 (the “Audit Date”) and filed with the Securities Exchange Commission (“SEC”), including the Investor’s Annual Report on Form 10-K for the year ended December 31, 2004, each in the form (including exhibits, annexes and any amendments thereto) as filed with the SEC. The Investor has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since the Audit Date (the forms, statements, reports and documents filed or furnished with the SEC since the Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Reports”). Each of the Reports, at the time of its filing, complied or will comply in all material respects with the applicable requirements of the Securities and Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of its respective dates (or, if amended, as of the date of such amendment), the Reports did not, and any Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

(b)        Each of the consolidated balance sheets included in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents, or, in the case of Reports filed after the date hereof, will fairly present the consolidated financial position of the Investor and its subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Reports (including any related notes and schedules) fairly presents, or in the case of Reports filed after the date hereof, will fairly present, the net income, total shareholders’ equity and net increase in cash and cash equivalents, as the case may be, of the Investor and its respective subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

(c)        The management of the Investor has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Investor, including its consolidated Subsidiaries, is made known to the management of the Investor, and (ii) has disclosed, based on its most recent evaluation, to the Investor’s outside auditors and the audit committee of the Board of Directors of the Investor any fraud, whether or not material, that involves management or other employees who have a significant role in the Investor’s internal controls over financial reporting. Since the Audit Date, any material change in internal control over financial reporting required to be disclosed in the Investor’s Report has been so disclosed.

(d)        Since the Audit Date, (i) neither the Investor nor any of its subsidiaries nor, to the knowledge of the officers of the Investor, any director, officer, employee, auditor, accountant or representative of Investor or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Investor or any of its subsidiaries or their respective internal accounting controls relating to periods after the Audit Date (except for any of the foregoing after the date hereof which have no reasonable basis), and (ii) no attorney representing the Investor has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after the Audit Date, by the Investor or any of its officers, directors, employees or agents to the Board of Directors of the Investor or any committee thereof or, to the knowledge of the officers of the Investor, to any director or officer of Investor.

4.	CONDITIONS TO THE CLOSING

The obligations of the parties under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

4.1.	Conditions to Obligations of Investor.

(a)        The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Sellers shall have complied in all material respects with all of its covenants and agreements contained in this Agreement to be performed and complied with by it on or before the Closing Date. On the Closing Date, each of the Sellers shall have delivered a certificate, dated as of the Closing Date, certifying that the conditions set forth in this Section 4.1(a) have been satisfied, in its sole and absolute discretion.

(b)        The Investor shall have received at or prior to the Closing Date stock certificates representing the Company Shares, duly endorsed in blank or with stock powers effecting such transfer.

(c)        Investor shall have completed its due diligence review of the Company and the results of such review shall be satisfactory to Investor, in its sole and absolute discretion.

(d)        The Investor and the Company shall have entered into a Management Services Agreement, with effect from the Closing Date, on terms reasonably acceptable to the Investor.

4.2.	Conditions to Obligations of Sellers.

(a)        The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and the Investor shall have complied in all material respects with all of its covenants and agreements contained in this Agreement and the Stockholders’ Agreement to be performed and complied with by it on or before the Closing Date. On the Closing Date, the Investor shall have delivered a certificate, dated as of the Closing Date, certifying that the conditions set forth in this Section 4.2(a) have been satisfied.

(b)        The Sellers shall have received at or prior to the Closing Date stock certificates representing the Investor Stock duly endorsed in blank or with stock powers effecting such transfer.

5.	CONTINUING COVENANTS

From and after the execution and delivery of this Agreement, the parties agree as follows:

5.1.      General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2.      Notices and Consents. The parties will give any required notices to third parties, and the parties will use their respective best efforts to obtain any third party consents, that may reasonably be required in order to secure any required approval of the transactions described herein. Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments, governmental agencies, quasi-regulatory agencies and self-regulatory organizations that may reasonably be required in order to consummate the transactions described herein.

5.3.      Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in this Agreement.

6.	Termination.
	6.1.	Termination. This Agreement may be terminated as provided below:

(a)        Investor and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

(b)        Investor may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date that the condition in Section 4.1(c) has not been satisfied; and

(c)        Investor or Sellers may terminate this Agreement by giving written notice to the other party at any time prior to the Closing Date if the Closing Date shall not have occurred on or before June 30, 2005.

6.2.      Effect of Termination. If any party terminates this Agreement pursuant to Section 6.1 above, all obligations of the parties in respect of this Agreement shall terminate without any liability of any party to any other party.

7.	MISCELLANEOUS

7.1.      Remedies Cumulative; Remedies Not Waived. No remedy herein conferred upon the parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the parties, nor any delay on the part of the parties in exercising any rights hereunder, shall operate as a waiver of any of the rights of any of the parties, either individually or in the aggregate.

7.2.      Waiver and Amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto.

7.3.      Assignability. The Investor may assign or transfer this Agreement or its rights hereunder upon prior written notice to the Sellers.

7.4.      Survival of Agreements, Parties in Interest, Etc. All agreements, representations and warranties made by the parties herein or in any certificate or other document delivered to the parties in connection with this Agreement, shall survive the execution and delivery of this Agreement for a period of one (1) year.

7.5.      Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by telecopier, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed as follows, or to such other address as such party may have from time to time furnished to the other party in writing:

If to the Investor:	IA Global, Inc.

533 Airport Blvd. Suite 401

Burlingame, CA 94010

Fax: 1-813-261-5158

If to the Sellers:	Mr. Hideki Anan

Global Hotline, Inc.

1-13-12, Nishi-Shinjuku

Shinjuku-ku, Tokyo 160-0023,

Japan

Fax: 011-81-03-5909-1740

Mr. Kyo Nagae

Global Hotline, Inc.

1-13-12, Nishi-Shinjuku

Shinjuku-ku, Tokyo 160-0023,

Japan

Fax: 011-81-03-5909-1740

Mr. Hiroki Isobe

35F Atago Green Hills MORI Tower

2-5-1, Atago

Minato-ku

Japan

Fax: 011-81-03-5776-0881

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, (ii) if transmitted by telecopier, on the business day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the business day delivered.

7.6.      Expenses. Each party shall pay its expenses, including attorneys fees, in connection with this Agreement and the transactions contemplated hereby.

7.7.      Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but all such counterparts shall together constitute but one and the same instrument.

7.8.      Headings; Construction. The headings of the several sections, divisions or subsections of this Agreement shall not be construed to constitute any part or to affect the meaning of any such sections, divisions or subsections. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption of burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.9.      Severability. If any provision of this Agreement or portion of any provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

7.10.    Governing Law. This Agreement, all exhibits and amendments hereto, shall be governed in all respects under the internal laws of the State of Delaware applicable to agreements made and to be performed wholly in the State of Delaware (excluding any such law which may direct the application of the laws of any other jurisdiction). The parties hereby submit to the exclusive jurisdiction of the state and federal courts of the State of Delaware and with venue in Wilmington, Delaware for the confirmation and enforcement of any arbitration award relating to any dispute arising from or in connection with this Agreement, including the validity, execution, performance and enforcement hereof, and any matter relating hereto or relating to the relationship between the parties that was created or contemplated hereunder. The parties agree that they will not resort to the courts or other governmental agencies of any other jurisdiction for the resolution of any such dispute or controversy and agree to service by mail and waives any requirements of personal service. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.11.    Compliance Required. The obligations of each of the parties arising pursuant to this Agreement shall be expressly conditioned upon the full compliance by the other party hereto with the terms set forth herein and in the ancillary agreements referenced herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

INVESTOR:

IA Global, Inc.

By:	/s/ Alan Margerison
Name:	Alan Margerison
Title:	President and Chief Executive Officer

SELLERS:

/s/ Hideki Anan

Mr. Hideki Anan

/s/ Kyo Nagae

Mr. Kyo Nagae

/s/ Hiroki Isobe

Mr. Hiroki Isobe

SCHEDULE A

Sellers Stock Holdings in the Company

Name	Number of Shares	Percentage Ownership

Mr. Hideki Anan	400 shares	66.67%

Mr. Kyo Nagae	60 shares	10.00%

Mr. Hiroki Isobe	140 shares	23.32%